Exhibit 99.1

ClearSign Technologies Corporation Announces Promotion of Brent Hinds to Chief Financial Officer

TULSA, Okla., August 8, 2023 — ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, announces that Brent Hinds has been promoted to Chief Financial Officer.

“Brent has demonstrated an outstanding capability and professionalism since joining ClearSign back in October of 2021,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “From day one, Brent has been focused on developing ClearSign’s systems to be robust and scalable.  Under his tenure, Brent has overseen the relocation of our head office to Tulsa and redomicile to the State of Delaware. He has also overseen a successful equity raise in addition to upgrading and improving our internal systems, accounting controls and processes.  He has established himself as a true leader in our ClearSign team, and we congratulate him on his promotion,” concluded Dr. Deller.

Mr. Hinds was previously Vice President of Finance and Controller at the Company.  Mr. Hinds joined ClearSign from Enovation Controls, Inc. a standalone subsidiary of Helios Technologies, where he served as Vice President of Finance focused on global sales, manufacturing, and application engineering operations, working directly with original equipment manufacturers. His responsibilities there included consolidation of reporting across four legal entities totaling $120 million in revenues, $600 million in assets and $70 million in net-working capital.  Mr. Hinds previously served as Controller and Assistant Controller at Enovation Controls. Prior to joining Enovation Controls, Mr. Hinds worked for Stinnett & Associates, LLC, a professional advisory firm for public and private companies, where he established risk-based audit programs to determine adequacy and effectiveness of internal control environment and devised audit reports for executive management and audit committees. Additionally, Mr. Hinds served as a compliance analyst at Baker Hughes Company. Mr. Hinds earned his Bachelor of Science in Accounting from Oklahoma State University and is a certified public accountant.

About ClearSign Technologies Corporation

Exhibit 99.1

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Exhibit 99.1

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com

August 8th, 2023|Investor News, Press Releases